Exhibit 23.2

CONSENT OF ERNST & YOUNG INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Monogram Biosciences, Inc. for the registration of 26,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2005 with respect to the financial statements and schedules of Monogram Biosciences, Inc. as of December 31, 2004 and for the years ending December 31, 2004 and 2003, included in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

September 14, 2006